                                                                   EXHIBIT 10.16


                            EMPLOYMENT AGREEMENT

     Employment Agreement dated and effective as of November 9, 1998 (this "AGREEMENT"), between NANOPHASE TECHNOLOGIES CORPORATION, a Delaware corporation (with its successors and assigns, referred to as the "COMPANY"), and JOSEPH CROSS (referred to as "CROSS").

                            PRELIMINARY STATEMENT

     The Company desires to employ Cross, and Cross wishes to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement. The Company and Cross also wish to enter into the other covenants set forth in this Agreement, all of which are related to Cross's employment with the Company. Cross and the Company therefore agree as follows:

                                  AGREEMENT

     1. EMPLOYMENT FOR TERM. The Company hereby employs Cross, and Cross hereby accepts employment with the Company, beginning on or about November 9, 1998, until terminated pursuant to Section 6 below (the "TERM").

     2. POSITION AND DUTIES. During the Term, Cross shall serve as the president and chief operating officer of the Company and shall report to the chief executive officer of the Company. During the Term, Cross shall also (i) hold such additional positions and titles as the Board of Directors of the Company (the "BOARD") may determine from time to time, and (ii) serve as a member of the Board until such time as he may resign or be removed, or until his successor may be duly qualified and elected. During the Term, Cross shall devote substantially all of his business time and best efforts to his duties as an employee and officer of the Company.

     3.  COMPENSATION.

     (a) BASE SALARY. For his service as an officer and employee of the Company, the Company shall pay Cross a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $200,000 per annum, payable on the Company's regular pay cycle for professional employees. Cross shall only be entitled to additional compensation for his service as a member of the Board as is or may become payable to employee directors for their service on the Board, as determined by the Board in its sole discretion.

     (b) BONUS PAYMENT. The Company shall pay Cross a bonus of $50,000 on the first anniversary of the commencement of the Term. Cross will be eligible for additional bonuses for services to be performed as an officer and employee of the Company in calendar year 1999 and subsequent years based on performance milestones agreed upon by Cross and the Chief Executive Officer of the Company and approved by the Board.

     (c) STOCK OPTIONS AND PURCHASE RIGHTS. In connection with the execution of this Agreement, the Company has granted to Cross options to purchase up to 100,000 shares of the Company's common stock (the "INITIAL OPTIONS") under the Company's Amended and Restated 1992 Stock Option Plan ("PLAN") with a grant date of November 9, 1998. Provided that Cross remains an employee of the Company on such date, the Company further agrees to grant to Cross additional options to purchase up to 50,000 shares of the Company's common stock under the Plan (the "ADDITIONAL OPTIONS") and otherwise on the same terms and conditions as applicable to the Initial

Options, with a grant date on and as of the first business day of January, 1999 at an exercise price determined under the Plan as of such grant date. The Company further agrees that Cross shall be eligible for additional option grants based on annual performance reviews and awarded in the discretion of the Board.

     (d) EXPENSE REIMBURSEMENTS. The Company agrees to pay to or on behalf of Cross the following costs and expenses, as and when incurred by Cross or otherwise as specifically set forth below, and unless otherwise specifically provided below subject to receipt by the Company of appropriate documentation or other evidence of such expenses: (i) reasonable out-of-pocket expenses incurred by Cross in the physical move of his family and household from his current residence to the Chicago Metropolitan area (including transport of automobiles and packing and unpacking expenses); (ii) out-of-pocket costs for economy-level living expenses, including housing, utilities and a rental or leased automobile, for the period commencing with the first day of the Term through approximately June, 1999, or for such time as may be necessary for Cross to sell his current residence and relocate to the Chicago Metropolitan area, but in any event no later than a reasonable time; (iii) out-of-pocket economy class commuting costs (including air travel and parking expenses) to and from his current residence and Chicago, Illinois each weekend for such reasonable time as may be necessary to relocate his family to the Chicago Metropolitan area, but in any event no later than a reasonable time; (iv) reimbursement for out-of pocket economy-class travel expenses to Chicago for Cross' wife for up to three (3) house-hunting trips; (v) the services of a relocation advisor in the Chicago Metropolitan area; (vi) realtor fees and closing costs actually paid by Cross and related to the sale by Cross of his current residence, in an aggregate amount not to exceed 7% of the gross sales price of such residence; (vii) $27,000 as an unaccountable reimbursement for other costs and expenses to be incurred by Cross in the relocation of his family to the Chicago Metropolitan area, including the purchase of a new residence in the Chicago Metropolitan area, payable on or before December 1, 1998; (viii) except for moving expenses reimbursed by the Company pursuant to this Agreement and which do not constitute taxable income to Cross for federal income tax purposes, cash in the amount of 35% of the total actual out-of-pocket moving expenses incurred by Cross and paid or reimbursed by the Company under this Section 3(d) (and further including the amount paid to Cross pursuant to subsection 3(d)(vii) above) which are required to be included in Cross' gross income for federal and state income tax purposes in calendar year 1997, and 38% of the amount of such expenses incurred by Cross and paid or reimbursed by the Company under this Section 3(d) in calendar year 1999, and
(ix) an amount of $1,500 per month commencing with the first month for which Cross is obligated to make a mortgage payment on a principal residence in the Chicago Metropolitan area, and for each of the next succeeding twenty three
(23) months thereafter.

     (e) OTHER AND ADDITIONAL COMPENSATION. Sections 3(a), 3(b), 3(c) and 3(d) establish minimum salary, reimbursement, bonus and option grant levels for Cross during the Term, and shall not preclude the Board from awarding Cross a higher salary or more stock options at any time, nor shall they preclude the Board from awarding Cross additional bonuses or other compensation in the discretion of the Board.

     4. EMPLOYEE BENEFITS. During the Term, Cross shall be entitled to the employee benefits made available by the Company generally to all other employees of the Company, and shall be entitled to (i) three (3) weeks of vacation in the twelve month period ending November 15, 1999, and (ii) four (4) weeks vacation in the twelve month period ending November 15, 2000, subject to adjustment based on subsequent changes in the Company's vacation policy from time to time applicable to the Company's officers generally.

     5. EXPENSES. Without limitation of Section 3(d) above, the Company shall reimburse

Cross for actual out-of-pocket expenses reasonably incurred by him in the performance of his services as an officer and employee of the Company in accordance with the Company's policy for such reimbursements applicable to employees generally, and upon receipt by the Company of appropriate documentation and receipts for such expenses.

     6.  TERMINATION.

     (a) GENERAL. The Term shall end immediately upon Cross' death. Either Cross or the Company may end the Term at any time for any reason or no reason, with or without Cause, in the absolute discretion of Cross or the Board (but subject to each party's obligations under this Agreement), provided that Cross will provide the Company with at least thirty (30) days' prior written notice of his resignation from his positions as an officer and employee with, and director of, the Company.

     (b) NOTICE OF TERMINATION. Promptly after it ends the Term, the Company shall give Cross notice of the termination, including a statement of whether the termination was for "Cause" (as defined in Section 7(a) below). The Company's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Company's termination of the Term or Cross' employment hereunder.

     7.  SEVERANCE BENEFITS.

     (a) "CAUSE" DEFINED. "Cause" means (i) willful and gross malfeasance or willful and gross misconduct by Cross in connection with his employment; (ii) Cross' gross negligence in performing any of his duties under this Agreement;
(iii) Cross' conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a misdemeanor; (iv) Cross' willful and gross breach of any written policy applicable to all employees adopted by the Company concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation; or (v) material breach by Cross of any of the terms and conditions of this Agreement.

     (b) TERMINATION WITHOUT CAUSE. If the Company ends the Term other than for Cause, (i) the Company shall pay Cross an amount equal in annual amount to his base salary in effect at the time of termination during the period (the "SEVERANCE PERIOD") of fifty two (52) full weeks after the effective date of termination, payable in proportionate amounts on the Company's regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period, and (ii) the Initial Options, the Additional Options and any subsequent options granted to Cross prior to termination (collectively, the "OPTIONS") shall become fully vested, and shall become exercisable in accordance with the applicable option grant agreements and the Plan.

     (c) TERMINATION FOR ANY OTHER REASON. If the Company ends the Term for Cause, or if Cross resigns as an employee or officer of the Company, or if Cross dies, then the Company shall have no obligation to pay Cross any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law (or, with respect to the Options, as set forth in the Plan or the applicable option grant agreements), be forfeited immediately upon the end of the Term. In addition, upon the end of the Term for any reason other than the death of Cross, Cross shall tender his resignation as a member of the Board as of such date in form acceptable to the Company.

     8.  ADDITIONAL COVENANTS.

     (a) CONFIDENTIALITY. Cross agrees to execute the Company's standard form of Confidentiality and Proprietary Rights Agreement promptly upon execution of this Agreement.

     (b) "NON-COMPETITION PERIOD" DEFINED. "NON-COMPETITION PERIOD" means the period beginning at the end of the Term and ending either (i) 365 days after the end of the Severance Period, if the Company is obligated to make payments under Section 7(b) above, or (ii) 365 days after the end of the Term, if the Company is not obligated to make payments under Section 7(b) above.

     (c) COVENANTS OF NON-COMPETITION AND NON-SOLICITATION. Cross acknowledges that his services pursuant to this Agreement are unique and extraordinary, that the Company will be dependant upon Cross for the development and growth of its business and related functions, and that he will develop personal relationships with significant customers of the Company and have control of confidential information concerning, and lists of customers of, the Company. Cross further acknowledges that the business of the Company is national in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons, and in consideration of the execution of this Agreement by the Company, Cross covenants and agrees that during the Non-Competition Period Cross shall not, directly or indirectly, engage in, be financially interested in, represent, render any advice or services to, or be employed by, any other business (conducted for profit or not for profit) which is principally or materially engaged in or is competitive with the nanophase and ultrafine powder production, coating and forming businesses engaged in by the Company, or planned to be engaged in by the Company, within the United States of America. For the reasons acknowledged by Cross at the beginning of this Section 8(c), Cross additionally covenants and agrees that during the Non-Competition Period, Cross shall not, directly or indirectly, whether on his own behalf or in behalf of any other person or entity, in any manner (A) solicit the business of or otherwise contact in any commercial capacity any person or entity that was a customer, supplier, or contractor of or to the Company for the purpose of obtaining business of the type performed by the Company, or (B) solicit for employment any persons who were officers or employees of the Company upon the date of termination of his employment hereunder or at any time during a 180 day period preceding the date of termination, or aid any competitive business organization in any attempt to hire any such officers or employees of the Company.

     (d) EQUITABLE REMEDIES. Cross acknowledges, covenants and agrees that if he violates any provisions of this Section 8, the Company will not have an adequate remedy at law and will therefore be entitled to enforce each such provision by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding without the necessity of proving damages or posting bond, and without prejudice to any other remedies that may be available at law or in equity. The foregoing restrictions shall not preclude Cross from the ownership of not more than three percent (3%) of the voting securities of any corporation whose voting securities are registered under Section 12(g) of the Securities Exchange Act of 1934, even if its business competes with that of the Company.

     9.  SUCCESSORS AND ASSIGNS.

     (a) CROSS. This Agreement is a personal contract, and the rights and interests that this Agreement accords to Cross may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. Cross shall not have any power of anticipation, alienation or assignment of the payments contemplated by this Agreement, all rights and benefits of Cross shall be for the sole personal benefit of Cross, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Cross.

Except as so provided, this Agreement shall inure to the benefit of and be binding upon Cross and his personal representatives, distributees and legatees.

     (b) THE COMPANY. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its successors and assigns, including but not limited to any person or entity that may acquire all or substantially all of the Company's assets or business or with which the Company may be consolidated or merged. This Agreement shall continue in full force and effect in the event the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets. The Company's obligations under this Agreement shall cease, however, if the successor to the Company, the purchaser or acquiror either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver an executed copy of such assumption to Cross), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

     10. ENTIRE AGREEMENT. This Agreement and the other agreements referenced herein represent the entire agreement between the parties concerning Cross's employment with the Company and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Cross and the Company relating to the subject matter of this Agreement.

     11. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Cross and by a duly authorized officer of the Company other than Cross. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     12. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid), or by facsimile to the recipient at the address below indicated:


To the Company:     Nanophase Technologies Corporation
                    453 Commerce Street
                    Burr Ridge, IL  60521
                    Attn:  Chief Executive Officer
                    Facsimile: (630) 323-1221

With a copy to:     Bruce A. Zivian
                    Ehrenreich Eilenberg Krause & Zivian, LLP
                    20 North Wacker Drive, Suite 3230
                    Chicago, IL 60606
                    Facsimile: 312-917-9911

To Executive:       Joseph Cross
                    1200 Willow Oaks Trail
                    Matthews, NC  28105

or such other address or facsimile number, or to the attention of such other person as the recipient shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so personally delivered, or one day after deposit, if sent by courier, when confirmed received if sent by facsimile, or if mailed, five days after deposit in the U.S. first-class mail, postage prepaid.

     13. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other that those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Cross that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

     14. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     16. WITHHOLDING TAXES.  Except as otherwise specifically set forth in
Section 3(d) above, all salary, benefits, reimbursements and any other payments to Cross under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

     17. APPLICABLE LAW: JURISDICTION. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Cross with respect to this Agreement, or any judgement entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Illinois, as the Company may elect in its sole discretion, and Cross hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgement and to service of process by means of delivery of notice pursuant to
Section 12 above.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.


                                     NANOPHASE TECHNOLOGIES CORPORATION

                                     By: /s/ Robert W. Cross
                                        ----------------------------------------
                                        Robert W. Cross, Chief Executive Officer


                                     By:  /s/ JOSEPH CROSS
                                        ----------------------------------------
                                              JOSEPH CROSS